Exhibit 99.2

FANGDA PARTNERS

上海 Shanghai · 北京 Beijing · 深圳 Shenzhen · 广州 Guangzhou · 香港 Hong Kong

http://www.fangdalaw.com

中国北京市朝阳区光华路 1号 嘉里中心北楼 27楼 邮政编码：100020	电子邮件 电 话 传 真	E-mail: email@fangdalaw.com Tel.: 86-10-5769-5600 Fax: 86-10-5769-5788

27/F, North Tower, Kerry Center No. 1, Guanghua Road, Chaoyang District Beijing 100020, PRC

To: Kingsoft Cloud Holdings Limited

September 21, 2020

Re: Legal Opinion

Dear Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC”, which, for the purpose of this opinion, does not include the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and, as such, are qualified to issue this opinion on PRC Laws (as defined below).

We are acting as PRC legal counsel to Kingsoft Cloud Holdings Limited (the “Company”), solely in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the proposed offering (the “Offering”) by the Company of a certain number of the Company’s American depositary shares (the “ADSs”), each representing a certain number of ordinary shares of par value US$ 0.001 per share of the Company.

As used in this opinion, (A)“PRC Authorities” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC; (B)“PRC Laws” means all laws, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislations of the PRC effective and available to the public as of the date hereof; (C)“Governmental Authorizations” means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws; (D) “PRC Subsidiaries” means Beijing Kingsoft Cloud Technology Co., Ltd. and Beijing Yunxiang Zhisheng Technology Co., Ltd., two wholly-foreign owned enterprises incorporated under the PRC Laws; and (E) “Variable Interest Entities” means Zhuhai Kingsoft Cloud Technology Co., Ltd. and Kingsoft Cloud (Beijing) Information Technology Co., Ltd.; and (F) “M&A Rules” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by six PRC regulatory agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, which has been merged into the State Administration for Market Regulation, the China Securities Regulatory Commission (the “CSRC”) and the State Administration for Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the documents provided to us by the Company, the PRC Subsidiaries and the Variable Interest Entities, and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements listed in Appendix A hereof (the “VIE Agreements”) and the certificates issued by the PRC Authorities and officers of the Company (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this opinion, we have assumed:

(1) the genuineness of all the signatures, seals and chops;

(2) the authenticity of the Documents submitted to us as originals, the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(3) the truthfulness, accuracy, completeness and fairness of all factual statements contained in the Documents;

(4) that the Documents have not been revoked, amended, varied or supplemented except as otherwise indicated in such Documents;

(5) that all information (including factual statements) provided to us by the Company, the PRC Subsidiaries and the Variable Interest Entities in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company, the PRC Subsidiaries and the Variable Interest Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(6) that all parties other than the PRC Subsidiaries, and the Variable Interest Entities have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(7) that all parties other than the PRC Subsidiaries and the Variable Interest Entities have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;

(8) that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means; and

(9) that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws.

I. Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

(a) Based on our understanding of PRC Laws (i) the ownership structures of the PRC Subsidiaries and the Variable Interest Entities, both currently and immediately after giving effect to the Offering, do not and will not violate applicable PRC Laws; (ii) each of the VIE Agreements is valid, binding and enforceable in accordance with its terms and applicable PRC Laws both currently and immediately after giving effect to the Offering, does not and will not violate applicable PRC Laws. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislations, and there can be no assurance that the PRC Authorities will not take a view that is contrary to or otherwise different from our opinion stated above.

(b) The M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC companies or individuals and formed for purposes of overseas listing of securities through acquisitions of PRC domestic interests held by such PRC companies or individuals obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the M&A Rules. Based on our understanding of the PRC Laws (including the M&A Rules), a prior approval from the CSRC is not required under the M&A Rules for the Offering because (i) the PRC Subsidiaries were established by means of direct investment rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules; and (ii) there is no statutory provision that clearly classifies the contractual arrangements among the PRC Subsidiaries and the Variable Interest Entities and their respective shareholders under the VIE Agreements as transactions regulated by the M&A Rules. However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

(c) The statements set forth in the Registration Statement under the heading “Taxation —People’s Republic of China Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

II. Qualifications

This opinion is subject to the following qualifications:

(a) This opinion is, in so far as it relates to the validity and enforceability of a contract, subject to (i) any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, (ii) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights, (iii) certain equitable, legal or statutory principles affecting the validity and enforceability of contractual rights generally under concepts of public interest, interests of the State, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (iv) any circumstance in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; and (v) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney’s fees and other costs, and the waiver of immunity from jurisdiction of any court or from legal process.

(b) This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c) This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(d) This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Risk Factors”, “Enforceability of Civil Liabilities”, “Corporate History and Structure” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours sincerely,

/s/ Fangda Partners

Fangda Partners

Appendix A List of VIE Agreements

I. VIE Agreements among Beijing Kingsoft Cloud Technology Co., Ltd., Zhuhai Kingsoft Cloud Technology Co., Ltd. and the shareholders of Zhuhai Kingsoft Cloud Technology Co., Ltd.:

(a) Exclusive Purchase Option Agreement dated June 20, 2014, as amended and supplemented on November 29, 2019, among Beijing Kingsoft Cloud Technology Co., Ltd., Weiqin Qiu, Beijing Kingsoft Digital Entertainment Technology Co., Ltd. and Zhuhai Kingsoft Cloud Technology Co., Ltd.;

(b) Equity Pledge Agreement dated June 20, 2014, among Beijing Kingsoft Cloud Technology Co., Ltd., Zhuhai Kingsoft Cloud Technology Co., Ltd., Beijing Kingsoft Digital Entertainment Technology Co., Ltd. and Weiqin Qiu;

(c) Exclusive Consultation and Technical Service Agreement dated November 9, 2012, as amended and supplemented on November 29, 2019, among Beijing Kingsoft Cloud Network Technology Co., Ltd., Beijing Kingsoft Cloud Technology Co., Ltd. and Zhuhai Kingsoft Cloud Technology Co., Ltd.;

(d) Shareholder Voting Right Trust Agreement dated June 20, 2014, as amended and supplemented on November 29, 2019, among Beijing Kingsoft Cloud Technology Co., Ltd., Weiqin Qiu, Beijing Kingsoft Digital Entertainment Technology Co., Ltd. and Zhuhai Kingsoft Cloud Technology Co., Ltd.;

(e) Loan Agreements dated November 9, 2012 and June 20, 2014 respectively, as amended and supplemented on November 29, 2019, between Beijing Kingsoft Cloud Technology Co., Ltd. and Weiqin Qiu.

II. VIE Agreements among Beijing Yunxiang Zhisheng Technology Co., Ltd., Kingsoft Cloud (Beijing) Information Technology Co., Ltd. and the shareholders of Kingsoft Cloud (Beijing) Information Technology Co., Ltd.:

(a) Exclusive Purchase Option Agreement dated July 18, 2018, as amended and supplemented on November 29, 2019, among Beijing Yunxiang Zhisheng Technology Co., Ltd., Weiqin Qiu, Yulin Wang and Kingsoft Cloud (Beijing) Information Technology Co., Ltd.;

(b) Equity Pledge Agreement dated July 18, 2018, among Kingsoft Cloud (Beijing) Information Technology Co., Ltd., Beijing Yunxiang Zhisheng Technology Co., Ltd., Weiqin Qiu and Yulin Wang;

(c) Exclusive Consultation and Technical Service Agreement dated July 18, 2018, as amended and supplemented on November 29, 2019, between Kingsoft Cloud (Beijing) Information Technology Co., Ltd. and Beijing Yunxiang Zhisheng Technology Co., Ltd.;

(d) Shareholder Voting Right Trust Agreement dated July 18, 2018, as amended and supplemented on November 29, 2019, among Beijing Yunxiang Zhisheng Technology Co., Ltd., Weiqin Qiu, Yulin Wang and Kingsoft Cloud (Beijing) Information Technology Co., Ltd.;

(e) Loan Agreement dated July 18, 2018, as amended and supplemented on November 29, 2019, among Beijing Yunxiang Zhisheng Technology Co., Ltd., Weiqin Qiu and Yulin Wang.

7